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                                                 DECRANE AIRCRAFT HOLDINGS, INC.
                                                 2361 Rosecrans Ave., Suite 180
                                                 El Segundo, CA 90245
                                                 TRADED:   NASDAQ:  DAHX



AT THE COMPANY:             AT THE FINANCIAL RELATIONS BOARD:
Robert A. Rankin            Karen Taylor             Moira Conlon
Chief Financial Officer     General Information      Investor/Analyst Contact
(310) 725-9123              (310) 442-0599           (310) 442-0599

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FOR IMMEDIATE RELEASE
NOVEMBER 14, 1997

                DECRANE AIRCRAFT HOLDINGS ACQUIRES AUDIO INTERNATIONAL

EL SEGUNDO, CALIFORNIA, NOVEMBER 14, 1997 -- DeCrane Aircraft Holdings (NASDAQ:
DAHX), a leading manufacturer of avionics components and an avionics systems integrator for the commercial aircraft industry, today announced the closing of their previously announced acquisition of Audio International Inc. ("Audio"). Terms of the transaction were undisclosed.

Chairman and Chief Executive Officer, R. Jack DeCrane, stated, "Today's announcement represents a milestone in our Company's development and further demonstrates our ability to enhance our growth through acquisitions that complement our existing systems integration and components operations. Among other strategic and financial benefits, with this purchase we are able to expand into the $6 billion corporate business jet services market and, simultaneously, add such "blue chip" customers like Bombardier, Dassault, Raytheon, Jet Aviation and K-C Aviation to our roster of clients."

Audio International, an Arkansas-based privately held firm founded in 1986, is the nation's largest and leading independent provider of premium, customized aircraft entertainment and cabin management products and systems for the high-end corporate jet market. With in-house engineering, development and manufacturing capabilities, Audio's range of products and services include stereo systems, video monitors, amplifiers, chimes and paging devices, headphone systems and all passenger switch and other controls, like cabin light and climate, used in the aircraft cabin.


                                    -more-
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DECRANE AIRCRAFT HOLDING, INC.
ADD 1

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Important factors that the Company believes might cause such differences are discussed in the cautionary statements accompanying the forward-looking statements in the Company's Prospectus, dated April 16, 1997, filed with the Securities and Exchange Commission and subsequent filings. In assessing forward-looking statements contained herein, readers are urged to read carefully all cautionary statements contained in those filings with the Securities and Exchange Commission.

DeCrane Aircraft Holdings, Inc. is a leading manufacturer of avionics components and a provider of avionics systems integration services in certain niche markets of the commercial aircraft industry. The Company's products and services typically are utilized to provide an interface between an aircraft and its avionics systems.

For more information about DeCrane Aircraft Holdings, Inc. via facsimile simply call 1-800-PRO-INFO and dial client code "DAHX".


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